EXHIBIT 99.2

The unaudited financial information should be read in conjunction with our historical financial statements and accompanying notes included in our Annual Report on Form 10-K for the year ended April 30, 2018, our Quarterly Report on Form 10-Q for the interim period ended July 31, 2018, and the historical financial statements of Bioanomaly, Inc. as of and for the year ended December 31, 2017 and for the period December 27, 2016 (inception) through December 31, 2016.

BIOANOMALY, INC.
BALANCE SHEETS

	As of July 31, 2018	As of December 31, 2017
	(unaudited)	(Audited)
CURRENT ASSETS:

Cash	$211,607	$22,179
Total Current Assets	211,607	22,179

FIXED ASSETS:

Machine, net of accumulated depreciation of $37,233 and $12,411, respectively	310,267	335,089
Deposit - Construction in Progress	175,000	-
Total Fixed Assets	485,267	335,089

OTHER ASSETS:

Security deposit	16,770	-

TOTAL ASSETS	$713,644	$357,268

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES:
Sales Tax Payable	$7,454	$-
Convertible Notes Payable	-	785,000
Accrued Interest Payable	-	21,000
Derivative Liability	-	296,897
Short Term Loans	110,000	80,000
TOTAL CURRENT LIABILITIES	117,454	1,182,897

STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock, $0.001 par value; 25,000,000 and 2,000,000 shares authorized as of July 31, 2018 and December 31, 2017; none issued or outstanding	-	-
Common stock, $0.001 par value; 100,000,000 and 10,000,000 shares authorized; 25,900,090 and 10,000,000 shares issued and outstanding as of July 31, 2018 and December 31, 2017, respectively	25,900	10,000

Additional paid in capital	3,028,011	6,500
Accumulated deficit	(2,457,721)	(842,129)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	596,190	(825,629)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$713,644	$357,268

See notes to financial statements

BIOANOMALY, INC.
STATEMENT OF OPERATIONS

	For the three months ended July 31, 2018	For the three months ended July 31, 2017
	(unaudited)	(unaudited)
INCOME:
Sales	$38,244	$1,504
TOTAL INCOME	38,244	1,504

Cost of Goods Sold	50,033	-

GROSS PROFIT/(LOSS)	(11,789)	1,504

EXPENSES:
Contractors	146,967	19,900
Selling, General, and Administrative	137,354	35,712
R&D Expense	93,381	26,242
Total Expenses	377,702	81,854
NET OPERATING LOSS	(389,491)	(80,350)

Other Income and Expense:
Loss from Derivative Liability	(485,385)	-
Interest income	27	-
Interest expense	-	(810)
Loss from Merger	(444,000)	-
Merger expense	(51,760)	-
Total Other Income and Expense	(981,118)	(810)

NET LOSS	$(1,370,609)	$(81,160)

Basic and diluted loss per share	$(0.08)	$(0.01)
Weighted average common shares outstanding – basic and diluted	16,252,905	10,000,000

See notes to financial statements

BIOANOMALY, INC.
STATEMENT OF CASH FLOWS

	For the three months ended July 31, 2018	For the three months ended July 31, 2017

	(unaudited)	(unaudited)

CASH FLOW FROM OPERATING ACTIVITIES:
Net loss	$(1,370,609)	$(81,160)
Adjustments to reconcile net loss to net cash provided by/(used in) operating activities:
Depreciation	12,411	-
Common stock issued for services	12,127
Effect of changes in operating assets and liabilities:
Sales Tax Payable	4,015	-
Change in Derivative Liability	485,385
Security Deposit	(16,770)	-
Total Adjustments to reconcile Net Loss to Net Cash provided by/(used in) operations:	476,168	-
Net cash provided by/(used in) operating activities	(894,441)	(81,160)

CASH FLOW FROM INVESTING ACTIVITIES
Purchase of machine (Construction in progress)	(175,000)	-
Net cash provided by/(used in) investing activities	(175,000)	-

CASH FLOW FROM FINANCING ACTIVITIES:
Proceeds from Short Term Loans	5,000	30,000
Proceeds from private placement offering – common stock	1,253,000	7,000
Net cash provided by/(used in) financing activities	1,258,000	37,000
CHANGE IN CASH	188,559	(44,160)
CASH AT BEGINNING OF PERIOD	23,048	107,754
CASH AT END OF PERIOD	$211,607	$63,594

Supplemental Disclosures of Cash Flow Information:
Cash Paid for Taxes	$-	$-
Cash Paid for Interest	$-	$-
Non-Cash Financing and Investing Items:
Notes payable converted into common stock along with derivative liability	$1,563,511

See notes to financial statements

BIOANOMALY, INC.
NOTES TO FINANCIAL STATEMENTS
JULY 31, 2018 (UNAUDITED)

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Bioanomaly, Inc., doing business as Quanta (“Quanta” or the “Company”), was incorporated under the laws of the state of California on December 27, 2016. Quanta is an applied science business focused on increasing energy levels of plant matter increasing performance within the human body.

On April 28, 2016 our parent company was incorporated under the laws of the State of Nevada, as Freight Solution, Inc. On June 5, 2018 our parent company experienced a change in control. In connection with the change in control our parent company acquired us through a wholly-owned subsidiary. On July 11, 2018 our parent company changed its name from Freight Solution, Inc. to Quanta, Inc.

Change in Control of Parent Company

On June 5, 2018, we experienced a change in control (the “Change in Control”). With the Change in Control certain liabilities of the Company were forgiven and/or paid for on behalf of the Company by our founder, a former officer and former director of the Company. Total liabilities at the time approximated $266,000 which included professional fees owed to our software development firm and other consultants.

New Business

On June 6, 2018, the Company executed an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), with Freight Solution, Inc. a publicly traded Nevada corporation and its wholly-owned subsidiary Quanta Acquisition Corp., a California corporation. Pursuant to the terms of the merger agreement, Quanta Acquisition merged with and into the Company in a statutory reverse triangular merger (the “Merger”) with the Company surviving as a wholly-owned subsidiary of Freight Solution, Inc. Following the merger, Freight Solution, Inc. adopted the business plan and operations of the Company. The Company’s officers and directors became the officers and directors of Freight Solution, Inc.

As consideration for the Merger, Freight Solution, Inc. issued the shareholders of the Company an aggregate of 25,900,000 shares (the “Share Exchange”) of its common stock, par value $0.001 per share. The Company’s existing shareholders along with the Company’s convertible note holders received the requisite number of shares in the share exchange that reflected their ownership prior to the issuance of the additional shares for the convertible note holders and one other shareholder. The Company’s three founders received 21,908,810 shares of the Share Exchange, the convertible note holders received 3,771,040 shares of the Share Exchange and one other individual received 220,150 shares of the Share Exchange as payment for their services in 2018 related to the Company’s Joint Venture activity.

Simultaneously with the Merger, Freight Solution, Inc. accepted subscriptions for 6,500,090 shares of its common stock in a private placement. The common stock was sold at a price of $0.20 per share for aggregate offering proceeds of $1,300,000. No fees were paid in association with this offering. In connection with the offering warrants to purchase 3,000,000 shares of Freight Solution, Inc.’s common stock at an exercise price of $0.30 per share with an expiry of four years.

On July 11, 2018 the State of Nevada approved the name change from Freight Solution, Inc. to Quanta, Inc. completing the Merger Agreement. As a result of the Merger, the Company became a wholly-owned subsidiary of Quanta, Inc. The Company’s shareholders beneficially own approximately sixty-three percent (63%) of the issued and outstanding common stock. The Merger is treated as a “tax free exchange” under Section 368 of the Internal Revenue Code of 1986, as amended. As a result of the Merger, the Company, the surviving entity in the Merger, became a wholly-owned subsidiary of Quanta, Inc. For accounting purposes, the Merger was treated as a “reverse acquisition” and the Company was considered the accounting acquirer. Accordingly, the Company will be reflected as the predecessor and acquirer in Quanta Inc.’s (the legal acquirer) financial statements for the periods ending after April 30, 2019. Quanta, Inc.’s historical financial condition and results of operations shown for comparative purposes in future periodic filings will reflect the Company’s historical results.

In connection with the Merger, 15,000,000 shares of our parent company’s common stock was returned to treasury for no cost. Bioanomaly, Inc. shareholders own approximately sixty-three percent (63%) of our issued and outstanding common stock. At the time of the Merger, the Company’s board of directors and officers was reconstituted by the resignation of our founder, Mr. Shane Ludington as Chairman, Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer with the appointment of Mr. Eric Rice as Chairman, Chief Executive Officer, Chief Financial Officer and Mr. Jeffrey Doiron as President and Chief Operations Officer of the combined company. On June 6, 2018, the Company approved an amendment to its Articles of Incorporation to Quanta, Inc. The Secretary of State for Nevada approved the name change in August 2018.

Year end

Our parent company’s year-end is April 30th. Bioanomaly, Inc. a wholly-owned subsidiary year-end continues as December 31st.

NOTE 2 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Use of Estimates

The accompanying financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The financial statements furnished reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary to a fair and reasonable statement of the results for the periods presented. The financial statements are recorded in U.S. dollars.

Cash and Cash Equivalents

The Company considers all highly liquid temporary cash investments with an original maturity of three months or less to be cash equivalents. At July 31, 2018 and December 31, 2017, Bioanomaly cash equivalents totaled $211,607 and $22,179, respectively. There is no amount that is uninsured by the FDIC (Federal Deposit Insurance Corporation).

Accounts Receivable

We record accounts receivable at net realizable value. This value includes an appropriate allowance for estimated uncollectible accounts to reflect any loss anticipated on the accounts receivable balances and is charged to other income (expense) in the combined statements of operations. The Company calculates this allowance based on the history of write-offs, the level of past-due accounts based on the contractual terms of the receivables, and the relationships with, and the economic status of, the customers. For all of the period presented there were no balances for accounts receivable. Allowance for estimated, uncollectible accounts was determined to be unnecessary.

Property and Equipment

Property and equipment is recorded at cost. Expenditures for major additions and improvements are capitalized and minor replacements, maintenance, and repairs are charged to expense as incurred. When property and equipment is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Depreciation is provided over the estimated useful lives of the related assets using the straight-line method for financial statement purposes.

Net Loss per Share

Net loss per common share is computed by dividing net loss by the weighted average common shares outstanding during the period as defined by Financial Accounting Standards, ASC Topic 260 - “Earnings per Share”. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. For the three month periods ended July 31, 2018 and July 31, 2017, net loss per share is $(0.08) and $(0.01), respectively.

Revenue Recognition

Revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount reflects the consideration an entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The amount of revenue that is recorded reflects the consideration the Company expects to receive in exchange for those goods. The Company applies the following five-step model in order to determine this amount: (i) identification of the promised goods in the contract; (ii) determination of whether the promised goods are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation.

The Company applies the five-step model to contracts when it is probable that we will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer. Once a contract is determined to be within the scope of ASC 606, the Company at contract inception reviews the contract to determine which performance obligations the Company must deliver and which of these performance obligations are distinct. The Company recognizes revenues as the amount of the transaction price is allocated to each respective performance obligation when the performance obligation is satisfied or as it is to be satisfied. Generally, the Company’s performance obligations are transferred to the customer at a point in time, typically upon delivery.

Advertising Costs

Advertising costs are expensed as incurred. For the three month periods ended July 31, 2018 and July 31, 2017 advertising costs totaled $7,764 and $1,007, respectively.

Fair Value of Financial Instruments

The Company applies the accounting guidance under Financial Accounting Standards Board (“FASB”) ASC 820-10, “Fair Value Measurements”, as well as certain related FASB staff positions. This guidance defines fair value as the price would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact business and considers assumptions marketplace participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions, and risk of nonperformance.

The guidance also establishes a fair value hierarchy for measurements of fair value as follows:

∙	Level 1 - quoted market prices in active markets for identical assets or liabilities.
∙
Level 2 - inputs other than Level 1 are observable, either directly or indirectly, such as quoted prices in active markets for similar assets or liabilities, quoted prices for identical or similar assets or liabilities in markets that are not active, or other inputs are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

∙	Level 3 - unobservable inputs are supported by little or no market activity and are significant to the fair value of the assets or liabilities.

The carrying amount of the Company’s financial instruments approximate fair value as of July 31, 2018 and December 31, 2017 due to the short-term nature of these instruments.

Recently Issued Accounting Pronouncements

Company’s management evaluated recent accounting pronouncements through July 31, 2018 and believe none of them would have a material effect on the Company’s financial statements except for the following.

With the acquisition of the new business we are subject to ASC Topic 606, Revenue from Contracts with Customers. The revenue standard requires companies to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time based on when control of goods and services transfers to a customer. As a result of the adoption of the standard, we will record changes in the timing of revenue recognition and in the classification between revenues and costs. The new standard does not currently impact the cash or the economics of underlying customer contracts we may acquire with the New Business (see Note 1 – Organization).

Other recent accounting pronouncements issued by the FASB, including its Emerging Issues Task Force, the American Institute of Certified Public Accountants, and the Securities and Exchange Commission did not or are not believed by management to have a material impact on our present or future financial statements.

Income Taxes

Income taxes are computed using the asset and liability method of accounting. Under the asset and liability method, a deferred tax asset or liability is recognized for estimated future tax effects attributable to temporary differences and carry-forwards. The measurement of deferred income tax assets is adjusted by a valuation allowance, if necessary, to recognize future tax benefits only to the extent, based on available evidence; it is more likely than not such benefits will be realized. The Company’s deferred tax assets were fully reserved for as of July 31, 2018 and December 31, 2017.

The Company accounts for income taxes applying FASB ASC 740, which requires the recognition of deferred tax liabilities and assets for expected future tax consequences of events have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

NOTE 3 – RELATED PARTY TRANSACTIONS

During the three month period ended July 31, 2018, the Company paid shareholders of its wholly owned subsidiary’s, Mr. Eric Rice, Mr. Michael Oirech, and Mr. Blake Gillette $3,500, $5,090 and $15,782, respectively, for their services.

During the three month period ended July 31, 2017, the Company paid its wholly owned subsidiary’s three founders, Mr. Eric Rice, Mr. Todd Hickman, and Mr. Blake Gillette who are shareholders $0, $1,500 and $13,800, respectively, for their services.

In connection with the Merger Agreement, Mr. Rice original shares were increased by 9,743,571 shares of common stock, Mr. Hickman original shares were increased by 962,953 shares of common stock, and Mr. Gillette original shares were increased by 1,202,284 shares of common stock. The share increase was a forward split share associated with the share exchange. The number of shares did not increase or decrease the parties percentage of ownership prior to or in connection with the merger or share exchange.

During the three month period ended July 31, 2017, the Company paid back a loan in the amount of $20,000 from Mr. Hickman and repaid that amount during the three month period then ended.

No other related party transactions occurred for the three month periods ended July 31, 2018 and July 31, 2017.

NOTE 4 – SHARE CAPITAL

As of June 6, 2018 through our parent company we are authorized to issue 100,000,000 shares of its $0.001 par value common stock and 25,000,000 shares of its $0.001 par value preferred stock.

Preferred stock

No shares of blank check preferred stock have been issued for either of the periods presented.

Common stock

On December 27, 2016, the Company issued to its three founder’s a total of 10,000,000 shares of its $0.001 par value common stock at a price of $0.001 per share for services. Total services were valued at $10,000. During the year ended December 31, 2017 the Company returned to treasury the original 10,000,000 shares of its common stock issued upon incorporation. The board of directors early in 2017 issued 10,000,000 shares of its common stock to Mr. Rice, Mr. Hickman and Mr. Gillette for past services. Mr. Rice received 8,181,818 shares of common stock, representing 81.82% of the Company’s available capital. Mr. Hickman received 1,009,576 shares of common stock, representing 10.10% of the Company’s available capital. Mr. Gillette received 808,606 shares of common stock, representing 8.09% of the Company’s available capital. Any future transactions requiring the issuance of additional shares (when available) of common stock, Messrs. Rice, Hickman and Gillette retain their respective ownership percentages prior to the dilution from new equity in the Company.

In connection with the Merger Agreement 15,000,000 shares of common stock acquired through the Change in Control transaction were cancelled in connection with the share exchange with the shareholders of Bioanomaly. On June 6th, 25,900,000 shares of common stock were exchanged with the shareholders of Bioanomaly. In connection with the Change in Control, our parent company received subscriptions for 6,500,000 shares of its common stock in a private placement offering. The investors paid a purchase price of $0.20 per share for an aggregate offering amount of $1,300,000. No offering costs were incurred in connection with this private placement nor the aforementioned warrant offering.

As of July 31, 2018, there were 38,900,090 shares of common stock issued and outstanding.

NOTE 5 – CONVERTIBLE NOTES

As of July 31, 2018, all convertible notes had been converted. As of December 31, 2017, the Company had issued $785,000 in convertible notes of which were held by four non-related parties. The convertible notes are due and payable two years after their issue date. The convertible notes bear interest at 5% per annum payable. Interest payments are deferred until maturity. The convertible noteholders hold an option to convert principal, plus accrued and unpaid interest, into common stock of the Company at a price equal to eighty percent (80%) of the average of the common stock issued for the Company’s next round of financing may occur through the issuance of equity (the “Next Equity Financing”) and subsequent to the maturity date.

At the time of conversion, there was $1,015,000 in convertible notes that were converted in sequence with the merger Total shares issuable for all convertible notes was approximately 3,771,000 shares.

The following table summarizes convertible notes payable as of July 31, 2018 and December 31, 2017:

	July 31, 2018	December 31, 2017
Convertible note payable - 1 holder, principal and interest due and payable 24 months from investment, monthly payments of interest - 5.0% per annum. Convertible into common stock, 20% discount to price target along with valuation cap set at $11 million (total market capitalization)	$-	$40,000
Convertible note payable - 1 holder, principal and interest due and payable 24 months from investment, monthly payments of interest - 5.0% per annum. Convertible into common stock, 20% discount to price target along with valuation cap set at $8 million (total market capitalization)	-	350,000
Convertible note payable - 1 holder, principal and interest due and payable 24 months from investment, monthly payments of interest - 5.0% per annum. Convertible into common stock, 20% discount to price target along with valuation cap set at $3 million (total market capitalization)	-	45,000
Convertible note payable - 1 holder, principal and interest due and payable 24 months from investment, monthly payments of interest - 5.0% per annum. Convertible into common stock, 20% discount to price target along with valuation cap set at $6 million (total market capitalization)	-	350,000
Total convertible notes payable	-	785,000
Less current maturities	-	(785,000)
Long term portion of convertible notes payable	$-	$-

The Company subsequent to December 31, 2017 entered into several other convertible notes payable. The terms were similar to the convertible notes payable entered into during 2017. Valuation caps ranged from $3 million to $11 million. Total additional convertible notes payable in the amount of $230,000 were received by the Company.

The Company analyzed its conversion option for derivative accounting under ASC 815-15 Derivatives and Hedging and determined the beneficial conversion feature afforded the convertible notes should be recorded as a discount to debt. The convertible notes conversion feature was not effective immediately and would have been only afforded to the holder upon maturity. With no expressed limit to the number of shares to be ultimately delivered upon settlement this may necessitate the Company recognizing a discount equal to the entire debt instrument if it were not for the fact the Company conducted a Next Equity Financing transaction after period end whereby new shares of the Company were issued and the holders of the convertible notes received shares at a 20% discount to the Next Equity Financing holders pricing.

The convertible notes and its conversion features was measured against fair value at the end of each reporting period with the Company recording the change in fair value to earnings through its Statement of Operations.

The Company accounts for fair value of its conversion features in accordance with ASC 815-15, Derivatives and Hedging; Embedded Derivatives. The Company is required to carry the embedded derivative on its balance sheet at fair value and account for any unrealized change in fair value as a component of its results of operations. The Company valued the embedded derivatives using the Black-Scholes pricing model. Fair value of the conversion feature was $485,385 for the period ended June 6th, 2018. As of June 6th, the notes were converted and recorded into paid in capital.

Expected volatility was based on the historical volatility of several publicly traded companies common stock. Historical volatility was computed using daily pricing observations for comparable periods of time. The Company believed this method produced an estimate was representative of the Company’s expectations of future volatility over the expected term. The Company had no reason to believe future volatility over the expected remaining life of these common stock equivalents was likely to differ materially from historical volatility. Expected life was based on one year due to the expiry of maturity. The risk-free rate was based on the U.S. Treasury rate corresponded to the expected term of the common stock equivalents.

NOTE 6 – JOINT VENTURES

In March 2017, the Company entered into a joint venture and exclusive license agreement (the “Joint Venture”) for the development, design, and manufacture of certain technology for commercialization. The Joint Venture obligates the Company to a contribution of $350,000 in order to pay for the cost of the technology machine. The Joint Venture provides for the exclusive use of a certain patent developed by Dr. Arthur Grant Mikaelian (the “Patent Holder”). The patent has an expiry of 2037. Profits from the Joint Venture are allocated 50/50 between the Company and the Patent Holder. Payments are required to be paid monthly to the Patent Holder. No amounts due to the Patent Holder as of December 31, 2017.

Subsequent to December 31, 2017 the Company entered into a joint venture with a Canadian corporation to expand the Quanta brand, technology and product lines in Canada (the “Canadian Joint Venture”). The Canadian Joint Venture required the Company to contribute $302,755 to its operations (see Note 13 – Subsequent Events).

NOTE 7 – COMMITMENTS AND CONTINGENCIES

There were no future minimum commitments or contingencies as of July 31, 2018 except for the following:

The Company entered into a non-cancelable operating lease agreement on July 6, 2018. The Company entered into the operating lease on its headquarters which require the payments of $8,385 per month, with a total annual commitment of $105,651 with a 5% increase each year, ending on July 31, 2023 for a total of $599,677.

2018	50,310
2019	105,651
2020	110,934
2021	116,480
Thereafter	216,302
Total	599,677

The Company has commitments of $302,755 for purchases under its Joint Venture and Canadian Joint Venture to the Patent Holder in the next twelve months. These payments are the minimum requirements.

The Company has not assessed its entire financial obligation or contingent liability for income tax withholding from the misclassification of independent contractors that would be employees under the laws of the state of California. In the much anticipated decision of the California Supreme Court on April 30, 2018. This decision held there is a presumption all workers are employees, and a business classifying a worker as an independent contractor bears the burden of establishing such a classification is proper under a new test called the “ABC test.” This test or there lack of compliance the Company could be liable for penalties, interest, tax withholdings of is not significant.

NOTE 8 – PROPERTY AND EQUIPMENT

During the year December 31, 2017, the Company pursuant to the Joint Venture purchased certain technological equipment for $347,500. The equipment is being depreciated on the straight line method over 7 years. Depreciation for this equipment has been determined to be 7 years.

During the three months ended July 31, 2018. The Company placed a deposit with the Patent Holder for another piece of equipment under the Joint Venture. As of July 31, 2018, the piece of equipment is 50% complete, and under the terms of the Joint Venture has incurred costs of $175,000 and remitted that amount to the Patent Holder.

Depreciation expense for the three-month periods ended July 31, 2018 and July 31, 2017 is $12,411 and $0, respectively.

	July 31, 2018	July 31, 2017
Furniture and equipment	$-	$-
Machinery – Technology Equipment CIP	175,000	-
Machinery – Technology Equipment	347,500	347,500
Total property and equipment	-	-
Less accumulated depreciation	(37,233)	(12,411)
	$485,267	$335,089

NOTE 9 – INCOME TAXES

A reconciliation of statutory tax rates to effective tax rates were as follows in each of the periods presented:

	For the three month period ended July 31, 2018	For the three month period ended July 31, 2017
Federal income taxes at statutory rate	21.0%	21.0%
State income taxes at statutory rate	8.84%	8.84%
Valuation allowance	(29.84%)	(29.84%)
Effective tax rate	0.0%	0.0%

As of July 31, 2018, the Company had a net operating loss carryforwards for tax purposes of $384,904.

The Company’s policy is to recognize potential interest and penalties accrued related to unrecognized tax benefits within income tax expense. For the periods ended July 31, 2018 the Company did not recognize any interest or penalties in its statement of operations, nor did it have any interest or penalties accrued in its balance sheets at July 31, 2018 relating to unrecognized tax benefits.

Under the provisions of ASC 740, Accounting for Uncertainty in Income Taxes, the Company identified no significant uncertain tax positions in 2018. The Company files income tax returns in U.S. jurisdiction. There are no federal or state income tax examinations underway for these, and tax returns for the current year are still open to examination.

NOTE 10 - NOTES PAYABLE

During the year ended December 31, 2017 and for the period through July 31, 2018 the Company entered into several short-term loans. Short-term notes payable balance as of July 31, 2018 and December, 31 2017 were $110,000 and $80,000, respectively. These short-term notes payable are non-interest bearing and are due and payable upon demand.

NOTE 11 – MAJOR CUSTOMER AND ACCOUNTS RECEIVABLE

The Company had certain customers whose revenue individually represented 10% or more of the Company’s total revenue, or whose accounts receivable balances individually represented 10% or more of the Company’s total accounts receivable, as follows:

For the three month period ended July 31, 2018 two customers accounted for 80% of revenue. For the three month period ended July 31, 2017 no customers accounted for more than 10% of revenue. At July 31, 2018 and December 31, 2017 accounts receivable were none and none, respectively. Currently the Company’s customers pay as services are provided. The Company does not currently extend credit to its customers.

NOTE 12 – WARRANTS

In June 2018, 3,000,000 warrant shares were issued in connection with the sale of private placement offering. The fair value of the warrants were calculated based on the Black-Scholes model. See Note 5. The warrents are through private placement as the timing of the issuance of the warrants, as there was not a true public market of the three months ended July 31, 2018. The value is accounted for to and from paid in capital, and so there is no true financial statement impact as of July 31, 2018. The warrants will expire in 4 years as of the issuance date. The warrants have not been exercised.

For the Black Scholes model calculation, we calculated a volatility rate averaging 74.8% based on other companies that with similar operations and size. Historical volatility was computed using daily pricing observations for recent periods. The Company believed this method produced an estimate that was representative of the Company’s expectations of future volatility over the expected term. The risk-free rate was based on the U.S. Treasury rate that corresponded to the expected term of the common stock equivalents. As of July 31, 2018, the fair value of these warrants was $3,333,621.

 The following table summarizes the assumptions used to estimate the fair value of warrants granted during the three months ended July 31, 2018:

As of July 31, 2018

Expected dividend yield	0%
Weighted-average expected volatility	74.8%
Weighted-average risk-free interest rate	2.77-2.85%
Expected life of warrants	4 years

The Company’s outstanding and exercisable warrants as of July 31, 2018 and December 31, 2017 are presented below:

	Number Outstanding	Weighted Average Exercise Price	Contractual Life in Years	Intrinsic Value

Warrants Outstanding and Exercisable as of December 31, 2017	-	$-	-	$-

Warrants granted	3,000,000	$0.30	4.00	$1,748,920

Warrants Forfeited	-	$-	-	$-

Warrants Exercised	-	$-	-	$-

Warrants Outstanding and Exercisable as of July 31, 2018	3,000,000	$0.30	4.00	$3,333,621

NOTE 13 – SUBSEQUENT EVENTS

The Company evaluated all events that occurred after the balance sheet date of July 31, 2018 through the date the financial statements were issued. The only significant events occurred during this period were:

On September 12, 2018, the Company entered into a joint venture with a Canadian corporation to expand the Quanta brand, technology and product lines into the Canadian markets (the “Canadian Joint Venture”). The Canadian Joint Venture requires the Company to contribute $302,755 to its operations.

On November 6th, 2018 the Company issued 300,000 shares to a vendor for services performed. Those services were valued at $90,000 or $0.30 per share